EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

1.             American Life & Security Corp., an Arizona corporation

2.             Capital Reserve Life Insurance Company, a Missouri corporation

3.             Security Capital Corporation, an Arkansas corporation

4.             Hot Dot, Inc., a Nebraska corporation